Exhibit 22. (h)(5)

Administrative Services Agreement

TRANSAMERICA INVESTORS, INC.

ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into as of May 1, 2005 by Transamerica Investors, Inc. a corporation organized under the laws of the State of Maryland (the “Fund”), and Transamerica Fund Services, Inc. (“TFS”), a corporation organized under the laws of the state of Florida.

WHEREAS, the Fund is an open-end management investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (“1940 Act”);

WHEREAS, TFS is an administrative services company located at 570 Carillon Parkway, St. Petersburg, Florida, 33716, and is a wholly-owned subsidiary of Western Reserve Life Assurance Co. of Ohio;

WHEREAS, the Fund seeks to engage TFS to furnish administrative services to the Fund and each series of the Fund, as of now or hereafter identified on Schedule A hereto as such Schedule may be amended from time to time (“Portfolios”);

WHEREAS, TFS is willing to provide such administrative services to the Fund and each Portfolio, in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, it is the purpose of this Agreement to express the mutual agreement of the parties hereto with respect to the services to be provided by TFS to the Fund and the terms and conditions under which such services will be rendered.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Appointment. The Fund hereby appoints TFS as the administrator to provide or procure the administrative services with respect to the Portfolios for the period and on the terms set forth in this Agreement, as may be supplemented from time to time. TFS accepts such appointment and agrees during such period to render the services herein set forth for the compensation herein provided. TFS hereby accepts such employment to perform the duties set forth below. TFS shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

2.	Administrative Services Provided. Subject to the overall supervision of the Board of Directors of the Fund (“Board”), TFS shall perform or supervise the performance by others of administrative services in connection with the operations of Fund and the Portfolios. Without limiting the generality of the foregoing, TFS is appointed:

•	To supervise all aspects of the operations of the Fund and each Portfolio, including the supervision and coordination of transfer agency, custodial and accounting services; provided, however, that nothing herein shall be deemed to relieve or deprive the Board of its responsibilities for and control of the conduct of the affairs of the Fund and each Portfolio, and further provided that nothing herein shall be deemed to appoint TFS to provide investment advisory services or distribution services to the Fund and the Portfolios;

•	To provide the Fund and each Portfolio with such corporate, administrative and clerical personnel (including officers of the Fund), and services as are reasonably deemed necessary or advisable by the Board, including the maintenance of certain books and records of the Fund and each Portfolio;

•	To arrange for the periodic preparation, update and filing of the Fund’s registration statement, proxy material, tax returns and required reports to Portfolio shareholders and the SEC and other appropriate federal and state regulatory authorities;

•	To provide the Fund and each Portfolio with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items;

•	To perform, or appoint and supervise others to perform other administrative functions for the Fund as may be deemed necessary and appropriate including: (i) computation and publication of each Portfolio’s daily net asset value and daily income; (ii) computation of each Portfolio’s yields and total returns; (iii) schedule, plan agendas for, and conduct meeting of the directors and shareholders; (iv) coordinate the efforts of the Fund’s auditors; (v) maintain corporate records not otherwise maintained by the Fund’s investment adviser, custodian or transfer agent; (vi) monitor state and federal laws as they may apply to the Fund and the Portfolios; (vii) prepare for execution and file all the Fund’s federal, state and local tax returns and required tax filings other than those required to be made by the Fund’s investment adviser, custodian and transfer agent; and (viii) coordinate the efforts of attorneys providing legal advice relating to the Fund; and

•	To maintain the Fund’s existence, and during such times as the shares of the Portfolios are publicly offered, maintain such shares under federal and state laws.

3.	Obligations of the Portfolios. The Fund and Portfolios shall provide TFS with access to all information, documents and records of and about the Fund and Portfolios that TFS may reasonably require and generally shall cooperate with TFS as necessary for TFS to effectively carry out the performance of its duties under this Agreement. Such cooperation may include, among other things, working with any sub-contractor appointed by TFS.

4.	Investment Company Act Compliance. In performing services hereunder, TFS shall at all times comply with applicable provisions of the 1940 Act, and any other federal or state securities laws. In addition, and without limiting the foregoing, this Agreement is subject to the 1940 Act and rules thereunder; to the extent that any provision of this Agreement would require a party to take any action prohibited by the 1940 Act and rules thereunder, or would preclude an party from taking any action required by the 1940 Act and rules thereunder, then it is the intention of the parties hereto that such provision shall be enforced only to the extent permitted under the 1940 Act and rules thereunder; and that all other provisions of this Agreement shall remain valid and enforceable as if the provision at issue had never been a part hereof.

TFS shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities. TFS shall also shall provide the Fund’s chief compliance officer with periodic reports regarding its compliance with the federal securities laws and such other reports as required under Rule 38a-1 under the 1940 Act.

5.	Records. TFS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by TFS on behalf of the Fund shall be prepared and maintained at the expense of TFS, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request. In case of any request or demand for the inspection of such records by another party, including a regulatory authority, TFS shall notify the Fund and follow the Fund’s instructions as to permitting or refusing such inspection; provided that the Fund may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

6.	Compensation. The Fund shall pay to TFS for its services a fee, computed daily and paid monthly, promptly following the last day of each month during which or part of which this Agreement is in effect, as set forth in Schedule B attached to this Agreement. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate pro-ration of the fee payable for such month based on the number of calendar days of such month.

No Portfolio shall be liable for the obligations of any other Portfolio. Without limiting the generality of the foregoing, TFS shall look only to the assets of a particular Portfolio for payment of fees for services rendered to that Portfolio. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

7.	Expenses. The expenses in connection with the performance by TFS of administrative services to the Fund and each Portfolio shall be allocable between the Fund and TFS as follows:

(a)	the Fund and the Portfolios shall pay all of their expenses including, without limitation, the following expenses: (i) compensation to be paid to TFS under Schedule B of this Agreement; (ii) interest and taxes payable by the Fund and the Portfolios; (iii) fees and expenses of the Board; (iv) fees and expenses of the independent public accountants; (v) advisory, sub-advisory, distribution, transfer agent, custodian, and dividend disbursement agent fees and expenses; (vi) all costs attributable to investor services, administering shareholder accounts and handling shareholder relations (including, without limitation, telephone and personnel expenses); (vii) insurance premiums on property or personnel (including, without limitation, officers and directors of the Fund which inure to its benefit); (viii) such nonrecurring or extraordinary expenses as may arise, including without limitation, litigation expenses affecting the Fund and any indemnification by the Fund of its officers, directors or agents with respect thereto; (ix) all costs attributable to periodic shareholder reports (including, without limitation, annual and semi-annual reports); (x) all costs attributable to proxy solicitations; (xi) attorneys’ and auditing fees of the Fund; (xii) and such other expenses that the Board, from time to time, determines are properly payable by the Fund and the Portfolios; and

(b)	the expenses payable by TFS are: (i) the salaries, employment benefits and related costs of those personnel and sub-contractors necessary to perform TFS’s obligations under this Agreement; and (ii) the expense of providing office space, equipment and facilities for the Fund.

8.	Sub-Administrators; Assignment. This Agreement shall not be assigned by either party without the written consent of the other party; provided, however, that TFS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. TFS shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that TFS shall be responsible, to the extent provided herein, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.	Non-Exclusivity. It is understood that the services of TFS hereunder are not exclusive, and TFS is free to render similar services to other clients.

10.	Term and Termination.

(a)	This Agreement shall continue in effect until terminated pursuant to provisions hereof.

(b)	This Agreement may be terminated at any time, without penalty, by the Fund by giving 60 days’ written notice of such termination to TFS at its principal place of business; or may be terminated at any time by TFS by giving 60 days’ written notice of such termination to the Fund at its principal place of business.

11.	Amendments. This Agreement may be amended only by written instrument signed by the parties hereto if such amendment is approved by the vote of a majority of the members of the Board.

12.	Prior Agreements. This Agreement supersedes all prior written agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

The parties hereto have executed this Agreement as of the date first written above.

TRANSAMERICA INVESTORS, INC.

By:
Name:	Kim D. Day
Title:	Vice President and Treasurer

TRANSAMERICA FUND SERVICES, INC.

By:
Name:	Kyle A. Keelan
Title:	Senior Vice President - Operations

SCHEDULE A

LIST OF PORTFOLIOS

Transamerica Premier Focus Fund
Transamerica Premier Equity Fund
Transamerica Premier Growth Opportunities Fund
Transamerica Premier Diversified Equity Fund (formerly Transamerica Premier Core Equity Fund)
Transamerica Premier Balanced Fund
Transamerica Premier High Yield Bond Fund
Transamerica Premier Cash Reserve Fund
Transamerica Premier Institutional Equity Fund
Transamerica Premier Institutional Bond Fund
Transamerica Premier Institutional Diversified Equity Fund
Transamerica Premier Institutional Small/Mid Cap Value Fund

SCHEDULE B

The fees payable by the Fund to TFS under this Agreement will be as follows:

Two basis points (0.02%) of the daily net assets of each series listed in Schedule A.